EXHIBIT 99.1

MAY 15, 2013 / 03:00PM GMT, CSC - Q4 2013 CSC Earnings Conference Call

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
CSC - Q4 2013 CSC Earnings Conference Call

EVENT DATE/TIME: MAY 15, 2013 / 03:00PM GMT

OVERVIEW:
CSC reported FY13 revenue of $15b and EPS from continuing operations of $3.20. 4Q13 revenue was $3.7b and GAAP EPS from continuing operations was $1.57. Expects FY14 revenue to be flat to slightly down and EPS from continuing operations to be $3.30-3.50.

MAY 15, 2013 / 03:00PM GMT, CSC - Q4 2013 CSC Earnings Conference Call

CORPORATE PARTICIPANTS
Steve Virostek Computer Sciences Corp - IR
Mike Lawrie Computer Sciences Corp - CEO
Paul Saleh Computer Sciences Corp - CFO

CONFERENCE CALL PARTICIPANTS
Ashwin Shirvaikar Citigroup - Analyst
Keith Bachman Bank of Montreal - Analyst
Joseph Foresi Janney Montgomery Scott - Analyst
Rod Bourgeois Sanford C. Bernstein & Co. - Analyst
Bryan Keane Deutsche Bank - Analyst
Edward Caso Wells Fargo Securities, LLC - Analyst
David Grossman Stifel Nicolaus - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the CSC fourth-quarter and full-year 2013 earnings conference call. Today's call is being recorded.

For opening remarks and introductions, I would like to turn the call over to Mr. Steve Virostek. Please, go ahead.

Steve Virostek - Computer Sciences Corp - IR

Thank you, Operator.

Good morning, everyone. I am pleased you have joined us for CSC's fourth-quarter and fiscal 2013 earnings call and webcast. On the call with me today are Mike Lawrie, our Chief Executive Officer; and Paul Saleh, our Chief Financial Officer. As usual, this call is being webcast at CSC.com, and we have also posted slides to our website which will accompany our discussion.

On slide 2, you will see that some matters we discuss today on the call will be forward looking. Please keep in mind that these forward-looking statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those expressed on this call. A discussion of risks and uncertainties is included in our Form 10-K, Form 10-Q, and other SEC filings.

Moving to slide 3, we acknowledge that CSC's presentation includes certain non-GAAP financial measures, which we believe provide useful information to investors. In accordance with SEC rules, we have provided a reconciliation of these metrics to the respective and most directly comparable GAAP metrics. The reconciliations can be found in the table of today's earnings release and in an appendix to our slides. Both documents are available on the Investor Relations section of our website.

I would like to remind our listeners that CSC assumes no obligation to update the information presented on the conference call, except, of course, as required by law.

Now, I will hand the call to Mike Lawrie.

Mike Lawrie - Computer Sciences Corp - CEO

Thank you, very much; and good morning, everyone. Thanks for joining us on the call.

As I go through the results for the quarter and the full year, I want to put it within the context of what we had talked about at our Investor Day back in September. As you recall, at that time, I really outlined six key things that we were trying to focus on. One was to fix the foundation and get our cost structure under control; begin to expand our market coverage and drive demand for our services; move up the value chain; scale and lead in the next generation of information technology services; rationalize and standardize all our offerings; and implement a disciplined, transparent, and accountable management system.

And I think it's clear from the results that we have filed here for the full year, we have made substantial progress across all six of those dimensions. And it is also clear that we still have much work to do as we move forward.

So within that context, let me now move to the results for the quarter and the year. And as is my usual practice, I would like to leave you with four key messages, and I will sort of outline those, and then develop them a little further.

MAY 15, 2013 / 03:00PM GMT, CSC - Q4 2013 CSC Earnings Conference Call

One, CSC delivered good operational performance in the fourth quarter and for fiscal 2013, driven primarily by our cost takeout and our improved contract management.

The second message, here, is our order intake -- our bookings was lower year over year, due to a significant falloff in our Federal Government business that we've seen now for some time, as well as a renewed focus on profitability in our commercial business, which led us to bid on fewer, higher-value deals.

The third key message, here, is we are making significant investments in our Business as we go forward, in our people, in our systems, in our offerings, and in our partnerships.

And finally, the fourth message is as our confidence continues to grow and as the turnaround begins to take hold, we are increasing our EPS targets from continuing operations from $3.30 to a range of $3.30 to $3.50. So, those are the four key messages that myself, and later, Paul will develop.

And now let me turn to the first one around our operating performance for Q4 and for fiscal year 2013.

We had GAAP EPS from continuing operations of $1.57 for the quarter, and this included four items. One, a benefit of a $1.02 per share from our tax planning actions around our credit services divestiture earlier in the fiscal year. The second item was a $0.24 gain from the sale of our Australian IT Staffing business. And the third item was a $0.24 charge from the settling of our class action shareholder lawsuit, which stemmed from the SEC investigation from several years ago. And four, a $0.72 charge for additional restructuring activities.

Normalizing for these items, our non-GAAP EPS from continuing operations was $1.27 in the quarter, and this is assuming and using an effective tax rate of 28%. On the same basis, our non-GAAP EPS from continuing operations for fiscal 2013 was $2.90, and this was ahead of the target EPS from continuing operations. We had provided a range of $2.50 to $2.70, so on an equivalent basis, the earnings were $2.90 a share. So, we're clearly seeing the benefit from our cost takeout actions, which we have been focused on all year.

Our operating margin for the fourth quarter was 5.7%, and this included restructuring of $153 million. Excluding restructuring, our operating margin was 9.9%, and this compared with, obviously, the loss the prior year.

The operating margin for the fiscal year was 6%, and this included restructuring of $262 million. Excluding restructuring, our operating margin was 7.8% for the full year.

And as I said, our margin improvements were primarily driven by our cost takeout achievements and improvements in our focus accounts. We realized approximately $900 million in cost takeout benefits during 2013, which included more than $200 million from the focus accounts. And this compares to the cost takeout target that we had communicated earlier of over $600 million and $100 to $200 million from our focus accounts. So this overachievement, if you will, from what we had talked about before, I think reflects the Company's increased focus on our clients and the execution of our economic game plans with some of our key clients.

And we're also benefiting from supply chain efficiencies, our delayering actions, and a substantial reduction to our overall Company overhead. I am encouraged by this progress, and as a result of taking more restructuring in the fourth quarter, we are raising our gross cost takeout target from, what was $1 billion to $1.2 billion through 2014, we are raising that, now, to $1.3 billion through fiscal 2014.

Revenue for the year was $15 billion, which reflects a decline of 5.5% in our NPS business and a 2% constant currency growth for our Commercial business. And this, on a full-year basis, was largely in line with the targets that we had provided at the beginning of our fiscal 2013 year. We generated free cash flow of $764 million during 2013. This also was ahead of our target of $600 million and before our discretionary pension plan contribution of $500 million, and this left us with a year-end cash balance of $2.1 billion.

In addition, we returned $428 million to our shareholders -- $305 million in share repurchases and $123 million in dividends. So we have, basically, gone ahead and executed and followed through on our previously announced commitment to redeploy proceeds from the divestiture of our Credit Services business.

We also, throughout the year, made other divestitures, including the IT staffing business I mentioned earlier. We also divested a Hardware and Software Reseller in Southeast Asia and our Consulting and Systems Integration business in Italy. And subsequent to the close of the fourth quarter, we divested our flood insurance business for $46 million in cash. And these decisions, as we've said before, are consistent with CSC's strategy of leading the next generation of information technology services and solutions and exiting some of the businesses that just no longer make sense.

The second key message here that I want to leave you with and talk through a little bit is our order intake. As I said, for the fourth quarter, the order intake was for the fourth quarter of $2.9 billion declined as the Federal business continued to be impacted by a difficult procurement environment and as the Commercial business continued to focus on higher-value opportunities.

Now, let me just go through in a little more detail. NPS bookings were $800 million for the fourth quarter and $3.5 billion for the year, for a book-to-bill ratio of 0.6 for both periods. This result was lower than last year, and again, was primarily driven by the uncertainty of sequestration and the lack of decisions that are being made in the Federal Government. We do have a high volume of $5.4 billion of submitted proposals awaiting awards. So again, the driving factor for NPS is that the number and the value of decisions being made is significantly lower, at least through the fourth quarter, than what we experienced the previous year.

Now, moving to the commercial sector, MSS bookings of $1.1 billion for the quarter and $6.9 billion for the year resulted in a book-to-bill ratio of 0.7 for the quarter and 1.1 for the full year. MSS bookings for fiscal 2013 declined by $2.6 billion. About half of that decline was due to a lower volume of recompete opportunities, and the other half of that decline was due to our focus on smaller, less capital intensive, higher-value opportunities.

Just a little more detail on the recompetes. Our recompete awards were $4 billion in fiscal year 2013, and this is a decline from $5.1 billion in 2012. So, that's the [$1.1 billion] (Company corrected after the conference call) less that I just referenced. Our win rates, however, during 2013 were modestly higher, even though we had fewer opportunities to recompete for.

MAY 15, 2013 / 03:00PM GMT, CSC - Q4 2013 CSC Earnings Conference Call

MSS bookings, on the other side of the coin here for contracts of $100 million or less, increased by 10% in fiscal year '13, again offsetting, to some extent, the decline in the larger contract bookings.

Higher-value offerings, such as applications, cloud, business process outsourcing, increased from approximately 25% of MSS bookings in 2012 to approximately 65% in fiscal 2013, so a significant reshift of our Business from these large, lower-margin contracts to smaller, much higher-value contracts. And again, I think this is another indication of us moving up the value chain to these higher-margin offerings.

BSS bookings of $1 billion for the quarter and $3.4 billion for the year increased 11% and 3%, respectively. And the book-to-bill ratio for BSS was 1.3 and 1.0, respectively. BSS bookings experienced strong growth in financial services business process outsourcing and from NHS, which again, are characteristic and represent the type of higher-value, next-generation solutions that we are actively pursuing.

So when you tie this all up, what does this mean for our outlook? The total ending backlog of $34.4 billion provides the basis for our total revenue outlook of flat to slightly down revenues in fiscal 2014, consistent with what we have been talking about. We continue to expect NPS revenue will decline by mid-single digits, and we expect the commercial sector to be flat to slightly up. And as I said on prior earnings calls, depending on what happens within the Federal sector, there could be pressure on revenue if we do not see some of the submitted proposals, that are awaiting award, if we don't see those resolved within some reasonable period of time here.

The third message I want to leave you with is that we are making significant investments in the Business.

We are investing in our people. We are following through on all our delayering activities. We are going to introduce a competitive salary plan for 2014 to reward our high performers; and additionally, to incent our high performers, we are granting equity to employees much deeper in the Organization.

We are also investing in a new financial and HR system and going to a single instance of SAP for finance, human resources, and procurement.

We are also investing in shared services and moving to our centers in Sterling; Prague; and Chennai, India, and this will help us get lower at costs and much higher efficiency as these centers come fully online.

We are continuing to optimize the work force. Our 2013 restructuring enabled CSC to reduce our management layers from 13, or, in some places 14 layers, to 8. And we are continuing to transition work to our lower-cost markets and centers. And in the fourth quarter, we accelerated this workforce optimization and further aligned our labor costs with current market opportunities, especially in the European regions that we operate in.

We are also, now, beginning to significantly consolidate our real estate footprint. We ended the year with approximately 16 million square feet of owned and leased space, and we are targeting reduction of over 1 million square feet by the end of 2014. And we are also transitioning to open floor plans and flexible work environments, again, to drive better utilization and take costs out of the Business.

We are making significant investments in additional sales people. In some cases, a doubling of the sales force, and investments in training to expand our market coverage and begin to pivot towards driving demand for our new standardized offerings. We just recently transitioned to Salesforce.com and have our worldwide sales force now up on a common system so that we can add more discipline and streamline our bid processes.

We are also investing a lot of time and energy into partnerships to get a much broader opportunity in the marketplace, and again, to support many of our new standardized offerings. Today, after we announced our earnings, we announced an expanded partnership with SAP to accelerate the banking industry's move to next-generation platforms. And under this expanded alliance, CSC will be SAP's global strategic services partner for the banking industry, and we will provide systems integration services for SAP's banking client accounts. CSC is now among a handful of these premier global value-added resellers of SAP solutions. So, SAP and CSC will jointly sell each other's banking software and solutions, so a significant partnership expansion we announced earlier this morning.

For our Incubator businesses, Cyber Cloud, and Big Data, we're making additional investments to drive future revenue growth and leverage our competitive advantage. Our qualified pipeline for Cyber Cloud, and Big Data increased by 200% during fiscal 2013, and we saw that pipeline grow from $1.4 billion to over $4.2 billion.

Again, you saw a remix not only in our bookings, but we're seeing that same remix to many of these next-generation service offerings in our pipeline as well, and a lot of that growth is coming from the cloud opportunities. So all these reinvestments are embedded in our financial targets for 2014, and as I said, represent a remix towards higher-value, higher-margin revenue activities, and we will also continue to drive our cost takeouts, including overhead, in order to fund these reinvestments.

My fourth key message, as I conclude here, is that our confidence in our cost takeout plans, coupled with our reinvestments, underpin our 2014 outlook, and this is enabling the Company to raise its EPS targets from $3.30 to a range of $3.30 to $3.50. So our outlook for revenue remains what it has been. As I said before, we expect revenue for the Company to be flat to slightly down, we expect NPS revenues will be down in the mid-single digits, and we expect commercial revenue to be flat to slightly up.

We expect margin expansion from 7% to 8% in 2014; and again, this would be fueled by additional cost takeout and our continued focus on our focus accounts, partially offset by our reinvestments. Our free cash flow target for 2014 is $500 million.

And our priorities for deploying cash haven't changed. So we intend to reinvest in our Business. We intend to make some bolt-on acquisitions that fit and are consistent with our strategy that we have communicated. We intend to continue to strengthen our financial position, made a lot of progress on that last year. And, we intend to return cash to our shareholders in the form of share buybacks and dividends, as we have in the previous year.

In closing, what I am focused on, what we have got the team focused on, is continuing to fix the basics, get our costs out, get our systems in place; and as I said, we're raising this cost takeout target to $1.3 billion for 2014. We're making, now, some big investments back in the Company, primarily in our people, in our

MAY 15, 2013 / 03:00PM GMT, CSC - Q4 2013 CSC Earnings Conference Call

systems and partnerships, to drive not only operational efficiency, but to see and participate in more of the marketplace than we have heretofore. And we are expanding our market coverage and providing the training so that we can get some real execution around some of these new offerings. We continue to focus, as I said, on the focused accounts, driving delivery excellence. We still have a few non-core things that we're looking at in our portfolio of businesses, and we'll continue to return cash to our shareholders and drive innovation with our clients as we move forward.

So with that, I would like to turn it over to Paul to go through a little more detail on the fourth quarter and full year. Paul?

Paul Saleh - Computer Sciences Corp - CFO

Thank you, Mike; and good morning, everyone. I will discuss the financial results for the fourth quarter and update you on our cost takeout program, and I will also review, again, the targets for fiscal '14.

Our fourth-quarter revenues were $3.7 billion. Our operating margins were 5.7% for the quarter, including restructuring, and 9.9% excluding restructuring. Our strong year-over-year improvements reflect continued progress in our cost takeout activities. Margins expanded across all three lines of business for the quarter and for the full year.

Now our EPS from continuing operations was $1.57 for the quarter, which compares with a loss in the prior year. Excluding certain items, which I'll cover in more detail in a moment, non-GAAP EPS from continuing operations was $1.27 at a 28% tax rate. Now for the full year, revenue was slightly down, margins were up strongly, and EPS from continuing operations was $3.20. And, our non-GAAP EPS from continuing operations was $2.90, which compares favorably with a target we gave you of $2.50 to $2.70 for the fiscal year.

Now on the current slide, we have provided a road map that adjusts EPS from continuing operations to non-GAAP EPS from continuing ops for the fourth quarter. Now on the slide, we have highlighted four items. During the quarter, we closed the sale our Australian IT Staffing business and reported a pre-tax accounting gain of $38 million, or $0.24 per share. Now the gain is included in continuing ops because of our ongoing commitment to buy services from this entity, now we're able to fully offset the taxes on the gain.

We also had $1.02 benefit from tax planning, which I will also cover in more detail later. Now this tax benefit was offset by additional restructuring activities in the amount of $156 million, or $0.72 per share, and a $53 million pre-tax charge, or $0.24 per share, related to a settlement of a shareholder securities class action lawsuit. If you normalize for these items, non-GAAP EPS from continuing operations was $1.27 in the quarter, using an effective tax rate of 28%, which is consistent with the tax rate we had expected for the full year.

Now, let me turn to some financial highlights for the quarter and the fiscal year.

I indicated earlier, we reported a lower tax rate for the fourth quarter and also for the full year. We successfully executed a number of tax planning activities. We were able to monetize a capital loss through a financing transaction; and in the process, offset a significant portion of the capital gain resulting from the sale of the Credit Services business. Now we recognized $229 million in tax savings from these activities in the quarter. That was partially offset by a valuation allowance of $77 million for one of our international subsidiaries. Overall, we reported a net tax benefit of $139 million for the quarter and $35 million for the full year.

Turning to restructuring, our focus has been on right-sizing our cost structure by reducing management layers, broadening spans of control, making greater use of offshore resources, and consolidating our real estate footprint. In total, we took $153 million in restructuring charges for the quarter and $264 million for the full year.

Free cash flow for the quarter was $307 million, excluding a $500 million discretionary pension contribution, which we made in the quarter. And for the full year, free cash flow, on the same basis, was $764 million. Now this compares favorably with $59 million of free cash flow for fiscal '12. Our free cash flow performance reflects the benefits of our cost takeout program, greater capital efficiencies, and better working capital management. Day sales outstanding, excluding unbilled receivables, was 44 days. Now our total CapEx and payments on capital leases were $877 million, or 5.8% of revenue, for fiscal '13, which is down from the $1.1 billion, or 7.4% of revenue in the prior year.

Now, let me turn to the Company's capital structure. During the fourth quarter, we raised $125 million as part of a plan to monetize a capital loss for tax purposes. We raised a combination of preferred stock and debt at one of our subsidiaries, and these securities are classified as debt for GAAP purposes. For the full year, we refinanced $1 billion in maturing debt, moved out our maturity schedules, and improved our credit profile. During the fourth quarter, two rating agencies raised our credit outlook to stable. Our average cost of debt is now approximately 5.3%.

Now we've been following through on our plans to rebalance our asset portfolio and focus on next-generation IT solution and services. During the quarter, as I indicated earlier, we closed the sale of an IT Staffing business in Australia, but we also divested a Reseller business in Asia. For the full year, we divested four businesses, which collectively generated annual revenues of approximately [$860 million] (Company corrected after the conference call). The gross proceeds from these divestures were just over $1.1 billion.

We also are delivering on our capital allocation priorities. We are reinvesting in our Business, pursuing bolt-on strategic acquisitions, strengthening our financial position, and returning more cash to shareholders. During the quarter, we made a discretionary contribution of $500 million to our pension plans, using the proceeds from asset sales. Now, this is consistent with the plan we shared with you previously. Our US pension plans are now funded at 89%, and our non-US plans are funded at 85%.

We also returned more capital to shareholders in the form of share buybacks and dividends. In the quarter, we purchased 4.7 million shares for $228 million at an average price of $48.15. And for the full year, we purchased 6.7 million shares for $305 million at an average price of $45.47. Dividends were $30 million in the quarter and $123 million for the full year. So in total, we returned $428 million to shareholders in fiscal year 2013.

MAY 15, 2013 / 03:00PM GMT, CSC - Q4 2013 CSC Earnings Conference Call

Now, let me turn to our segment results, and I will begin with our Public Sector business. NPS revenues were $1.3 billion in the fourth quarter, a decline of 6.8% compared with the prior year. Department of Defense revenues, which accounted for 68% of the Business, were $884 million, a decline of 8% versus the prior year. Revenue from the Civil Agencies was $365 million, a decline of 8% year over year. Now, for the full year, NPS revenues were $5.4 billion, a decline of 5.5%, which is in line with the expectations we previously shared with you of a mid-single-digit decline.

Operating margin was 10% in the quarter for NPS and close to 11%, excluding restructuring. Those improved margins were driven by better contract management and tight cost control. For the full year, NPS operating margin was 9.6% as reported, and 9.9% adjusted for restructuring. NPS bookings were $800 million for the quarter and $3.5 billion for the year, reflecting the continued uncertainties and delay in government awards.

Now, let me turn to our Commercial business, and I will start with our Managed Services sector. MSS reported revenue of $1.6 billion for the quarter, a decline of approximately 4% year over year in constant currency. For the quarter, operating margin was 3.4% as reported, and 10.8% excluding restructuring. Now this represents a significant improvement when compared with the prior year, and it reflects better performance from our focus accounts and the benefit of our cost takeout initiatives.

For the full year, MSS revenues were $6.5 billion, which is relatively flat in constant currency, while margins expanded. Now bookings for the full year declined, due to three factors that Mike shared with you -- a reduced volume of recompetes; a focus on smaller, less capital-intensive opportunities; and a greater emphasis on higher-margins contract.

Now, let me turn to our business solutions and services sector. Revenue in BSS was $796 million in the quarter, a decline of 12% in constant currency, but at a decline of only 6% after adjusting for the divestiture of our Australian IT staffing business. Operating margins were at 9.9% in the fourth quarter and 10.8% excluding restructuring. For the full year, BSS revenue was $3.3 billion, an increase of 6% in constant currency. Operating margin for 2013 was 4.2%, including restructuring, and 5.3% excluding restructuring. Bookings in BSS of $3.4 billion for the full year were relatively flat when compared with the prior year.

Now finally, let me update you on our cost takeout and reinvestment activities. We generated about $900 million of cost savings on a year-over-year basis, well above our original target of $600 million. Our focus was on better contract management, improved performance from our focus accounts, greater efficiencies in supply chain and procurements, as well as a focus on workforce optimization and enterprise overhead reductions.

For the full year, we reinvested approximately $400 million of these cost savings to right-size our Business. The amount of reinvestment was greater than our prior target of more than $250 million for the full year. That was our original target. But, this level of investment was supported by the higher cost savings we generated.

Now our reinvestments were in the form of restructuring and customer-committed savings. In addition, we made investment in systems for finance and human resources and procurements and in sales automation tools. Based on the progress we've made to date, we are now targeting $1.3 billion of cumulative cost savings through 2014, which is ahead of our prior target of $1 billion to $1.2 billion in cost savings. Now, this means we expect to deliver another $400 million of cost takeout in fiscal '14; and similarly, we are now targeting about $300 million of reinvestments for 2014.

In summary, we delivered strong operating improvement in 2013, and we made great progress on our cost takeout initiatives. We are raising our target EPS from continuing operations from $3.30 to a range of $3.30 to $3.50, and we are targeting an effective tax rate of approximately 32% for the year. Our revenue targets for the Company remain unchanged, flat to slightly down in total, mid-single-digit decline for NPS, and flat to slightly up for commercial revenues. And our free cash flow target for fiscal '14 is $500 million, which includes funding the restructuring actions we took in the fourth quarter.

Now, I will turn the call back over to the Operator.

Mike Lawrie - Computer Sciences Corp - CEO

Operator, we will be happy to take some questions now.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Ashwin Shirvaikar.

Ashwin Shirvaikar - Citigroup - Analyst

So my first question is with regards to the additional restructuring. What kind of activities do you envision there? As you go through, are you finding more low-hanging fruit? What specifically do you intend to do?

Mike Lawrie - Computer Sciences Corp - CEO

MAY 15, 2013 / 03:00PM GMT, CSC - Q4 2013 CSC Earnings Conference Call

Yes, a lot of that restructuring, Ashwin, is directed at Europe. It's directed at people, delayering activities, as we begin to remix our skill base, and as we begin to retool, here, around many of our new offerings. That's one activity. We've got significant real estate consolidations that we want to do. So, those are the two primary things we want to do. When I talk about real estate, I am also talking about the consolidation of our data center. So those are the two principal activities, primarily in the European theater, that we are now funding as we go into 2014.

Ashwin Shirvaikar - Citigroup - Analyst

Could you provide an update on, generically, on the problem contract resolution, where you stand with that?

Mike Lawrie - Computer Sciences Corp - CEO

Yes, we don't really call them problem anymore, they are focus. As I mentioned, we had over $200 million in improvement year to year, so we're really very very pleased with that. What this really did for us was to begin to build a new set of disciplined processes around the way we manage transitions and the way we manage the full lifecycle of these contracts. We have put economic game plans in place for all of these focus accounts. And, that drove significant results in the focus accounts, but it's also beginning to drive results across all of our portfolio of clients as we apply these disciplines across the entire client base.

Ashwin Shirvaikar - Citigroup - Analyst

Thank you.

Operator

Keith Bachman, Bank of Montreal.

Keith Bachman - Bank of Montreal - Analyst

I had two if I could. Mike, could you talk a little bit how you see the booking trends for this upcoming fiscal year? In other words, do you think the bookings will be at a rate that's greater than 1? I was a little bit -- not so much surprised on the federal -- but the commercial was pretty weak, when everybody else has been reporting very good numbers on the bookings side. So, maybe give us a little bit of flavor on how just directionally you see the book-to-bill this year? And then, I have a follow up.

Mike Lawrie - Computer Sciences Corp - CEO

Yes, I think the -- as we look out over this upcoming fiscal year, we are making a pretty dramatic shift here to higher-value, higher-margin offerings, and much of the focus on these very large capital-intensive deals. So, that is a fairly significant remix of our portfolio and of our pipeline. What we're beginning to see is we are beginning to see substantial pipeline growth.

I would say that what we're planning to see is, I think the bookings will continue to be a little bit on the weak side, probably in the neighborhood of 1.0, or a little less, through the first quarter and the second quarter. But what we are anticipating is, we are anticipating that to begin to pick up in the second half of this next fiscal year. And that's why we have laid in the revenue plan that we have talked about last year, and we reiterated this morning, sort of flat growth to slightly up growth in the commercial sector.

But we are clearly, now, beginning to move to the next phase of this turnaround, which I term, win more. That's why we have added substantial sales capacity worldwide, why we are expanding dramatically our partner offerings. This is all geared towards beginning to pivot to driving some growth around these new offerings. And, I expect to begin to see that show up, not only in the pipelines, but in the book-to-bill and the revenue as we get into the second half of 2014.

Keith Bachman - Bank of Montreal - Analyst

All right. Fair enough, then. My follow up is related to the guidance. And if I look at the EBIT dollar that you reported in FY '13, if you normalize for the dispositions as well as restructuring, it looks to be around $900 million. And, implicit in your guidance seems to be very little increase in the EBIT dollars in FY '14, when you would think some of the restructuring would continue to flow through and NHS would assume to go from a negative to a positive, or at least to a neutral, I should say. Are we missing something?

Mike Lawrie - Computer Sciences Corp - CEO

I'll let Paul comment a little greater detail. But NHS, as you know, we are not taking any of that revenue up front. We are taking that on a ratable basis across the length of the contract, which was a five-year contract.

Keith Bachman - Bank of Montreal - Analyst

MAY 15, 2013 / 03:00PM GMT, CSC - Q4 2013 CSC Earnings Conference Call

Right.

Mike Lawrie - Computer Sciences Corp - CEO

By the way, we are seeing some significant sales gains in NHS. We don't talk about that too much anymore because it's really no longer a problem. So, we are actually selling, we are installing, and going live with many trusts. But, that revenue doesn't show up in the period that we do this. It gets rated over the five-year contract period, that's --

Keith Bachman - Bank of Montreal - Analyst

And sorry, I said NHS, I meant to actually say iSOFT is reporting a loss and will presumably go to more of a neutral position.

Mike Lawrie - Computer Sciences Corp - CEO

Yes, but we've still got -- the big piece of iSOFT is NHS, so that has changed the revenue profile of that business.

Now, in terms of the restructuring, yes, we took a significant restructuring in the fourth quarter, and that will take time to play out. Most of this is geared to Europe. And, we've got works councils and other things to go through, so we don't expect a lot of that to filter through to the bottom line until the second half of 2014.

Keith Bachman - Bank of Montreal - Analyst

Okay, but Paul, am I wrong that the EBIT dollar levels are fairly minimal growth from FY '13 to FY '14, if you normalize for the things I just mentioned?

Paul Saleh - Computer Sciences Corp - CFO

I think the way to look at it, as we indicated, if you look at our starting point for 2013 and you look at what we are guiding, we have targeted for next -- for this coming year, we have $400 million of costs, additional incremental cost takeout year over year, but we've also pointed to additional investments in the form of about $300 million of reinvestments. So, the net of these two things is about $100 million. And then, if you look at it, also, we have, we expect about a $40 million-some return on the investment that we made in the fourth quarter in the form of restructuring; because, as Mike mentioned, some of this thing is not going to pan out immediately. It's in jurisdictions that take a while just to impact in transition.

We also have, in our model, the benefit of the pension expense reduction as a result of the investment that we made this year of $500 million in discretionary pension spending, which should give us a $30 million lift on a year-over-year basis in expenses.

But offsetting that, I would say, due to the NPS -- NPS has been operating at a very high margin, non-sustainable, if you remember, we told you in the high-9%, and with the government, we have 50% of our business is cost, plus you reset your overhead rates for 2014. So, if you look at the NPS revenue targets plus the margin coming back down to something a little bit more sustainable, which is a 9%, you'll see that the numbers really do foot to the guidance, the targets, that we have given you.

Keith Bachman - Bank of Montreal - Analyst

Okay. Thanks, guys. I will cede the floor, appreciate it.

Operator

Joseph Foresi, Janney Montgomery Scott.

Joseph Foresi - Janney Montgomery Scott - Analyst

I was hoping that you could give us a little bit of color -- I think you touched on sales hires. Maybe you could -- and, I don't know how much you want to get into the actual numbers, but give us some sort of either quantitative or qualitative color around where those hires are taking place, when they are coming on, and what the ramp times would be?

Mike Lawrie - Computer Sciences Corp - CEO

Okay. Our applications business, for example, we're essentially doubling the size of the sales force, and that's pretty much around the world, particular focus in North America. We're probably in the ramp about halfway through that in the United States, and probably a quarter of the way there in the rest of the world. We are doubling our cloud, our cyber, and our big data sales force, and I would say we're probably, roughly, one-third of the way through that. We are beginning to add resources, what I'll call coverage resources, particularly in Asia, and that's just getting started.

MAY 15, 2013 / 03:00PM GMT, CSC - Q4 2013 CSC Earnings Conference Call

We also have made a very significant shift, here, where we took our account general managers that, heretofore, were only compensated for the profitability of the product line or the offering line that they represented, and we have pivoted them towards the profitability of the entire account, and also, have -- are now incenting them for cross-sell opportunities. Because, one of the significant opportunities we have is we only have about a 10% cross-sell in our accounts.

So for example, if we have MSS and we've got an infrastructure contract, then only roughly 10% of those accounts do we sell application services or business process services or software, et cetera, so we have completely repivoted that coverage resource. And, that is a significant increase, over 300 people, just to put a flavor in that around the world. So, that gives you a flavor. I would also say our infrastructure sales force, we're doubling. So, as we move to some of our newer infrastructure offerings, we are making a significant investment in sales people there, and that is probably about one-third to 40% ramped up, as we speak.

Now, there is a lag, so once you get these people on board and you get them trained, that doesn't equate immediately to increased revenue or bookings. But as I said, what we are seeing is, we are beginning to see pipeline opportunities grow pretty significantly, which is the first thing you would expect to see with a new sales force, is they begin to identify opportunities. And, the next step is they have to prosecute those and close them and get that filtering through the P&L.

Joseph Foresi - Janney Montgomery Scott - Analyst

Got it. And, just one follow-up. On the NPS business, it looks like DoD's kind of a little bit below what your guidance is for the next out year. Maybe you could provide a little bit of color on why you think you might hit the mid-single-digit decline guidance that you have out there with the DoD kind of tracking below that? And then, any color you want to give on the margin side of that business?

Mike Lawrie - Computer Sciences Corp - CEO

The reason we are still comfortable, at this point, in the mid-single digits is the substantial backlog of opportunities that we have submitted bids on. We are comfortable that those decisions are going to be made. I can't tell you when. I can tell you that they have been delayed. But, we are expecting some of those awards to be made, and some of those awards are in the Department of Defense. So as those are awarded, I expect to see that mid-single digit number be more realistic than what we saw in the fourth quarter with DoD.

Joseph Foresi - Janney Montgomery Scott - Analyst

Okay. Thank you.

Operator

Rod Bourgeois, Bernstein.

Rod Bourgeois - Sanford C. Bernstein & Co. - Analyst

I want to ask a little bit more about how the restructuring charge plan has changed since the outset of fiscal '13. If you go back to Q1 of fiscal '13, you did $27 million in restructuring. I think at the time, we asked about that relatively small amount of restructuring, since we believed more restructuring was needed for the turnaround. I think the response at the time was there would be more restructuring, but they would be incremental.

Since Q1 and the remaining three quarters of fiscal '13, it looks like the restructuring charges were $237 million. So, it does seem the turnaround plan has become more restructuring charge intensive. And by the way, that makes a lot of sense, I think, versus the original plan. But nevertheless, there seems to be a substantial departure from the original plan. And, I just want to know what drove the change in plan? Normally, when a restructuring charge plan goes up, it's either revenue prospects are not as good, or you have determined that to take costs out, it requires more structuring, rather than just sort of better management and efficiency gains. I want to know what the turning point was in the restructuring charge plan change?

Mike Lawrie - Computer Sciences Corp - CEO

Yes, I think there was more restructuring. I had talked about roughly $30 million, $40 million a quarter kind of a run rate. What we did in the fourth quarter, is we basically loaded some of 2014 into 2013. So, when you look at it that way, it is an increase, but not as substantial.

And I mean the truth is, we got into this and we got into the accounts and we began to look at what was out there, particularly in Europe, we concluded that in order to get the business operating at a margin level that we were comfortable with long term and to create a solid baseline off of which we could grow, we decided to spend more restructuring the business. As I've said many times, part of the outsourcing business is you always reduce labor costs, you reduce other structural inefficiencies as you go throughout a contract, but because CSC had a lot of profitability issues over the previous years, a lot of that restructuring was not taken. And, we decided to go ahead and take that so that we could get on a much more profitable base.

The other substantial difference from where we were initially is probably the real estate portfolio. As we began to look at the real estate portfolio and saw the number of data centers we had, and I think -- Paul, correct me if I'm wrong, it's 60-some data centers around the world -- is we really got our arms around what was out there and the level of those centers and what customers they were supporting and what offerings they were supporting. We concluded that if we're really going to get this business on a profitable base and prepare it to begin to grow, we needed to get the base infrastructure in much better shape than it was.

Rod Bourgeois - Sanford C. Bernstein & Co. - Analyst

MAY 15, 2013 / 03:00PM GMT, CSC - Q4 2013 CSC Earnings Conference Call

Okay, that makes sense. And I just want to inquire about the fiscal '14 free cash flow guidance. If you believe a 7.8% operating margin is indicative of CSC's underlying operating margin performance in fiscal '13, and you're still making cost takeout improvements -- I guess I'm wondering, the free cash flow outlook for fiscal '14 looks small relative to a company that has a near 8% operating margin. So, there seems to be a disconnect between the margin performance versus the free cash flow outlook. And is there a big investment, a lumpy investment, for fiscal '14, or a different way to explain that?

Paul Saleh - Computer Sciences Corp - CFO

Yes, no, actually that's a good question. In my comments, I indicated the fact that the $500 million that we are targeting includes payment for the restructuring that we took in fourth quarter, and some of it was even taken in the third quarter, that we have not yet executed on. And, a lot of it is overseas just because of the timing of some of the decisions that have to be communicated. So if I look at it, there's about $190 million of restructuring payments that have not been yet made, but that have to be funded from cash flow.

In addition to that, I would say to you that the compensation, the bonus that will be paid in the first quarter of this year, are higher than they were in 2013, obviously, given the performance of the Company, so it would be, at least, about $100 million-some. I would say those are the two factors, but your point is very well taken that, on the long run, you will see the free cash flow just really be much more in line, I think, with our objective, which was be much higher than 100% conversion to net income.

Rod Bourgeois - Sanford C. Bernstein & Co. - Analyst

But Paul, is the bonus payment for next year, is it higher than what it would be a normal bonus in the out years? And, is the cash restructuring charge in fiscal '14 much different than what it would have been in fiscal '13? I mean, it just -- right?

Paul Saleh - Computer Sciences Corp - CFO

Yes, Rod, I understand your point, but I'm trying to give you the perspective that this -- getting into '14 versus relatively '13. If you're comparing the two years, you have, at least, $100 million more of bonus payment that you did not have in 2013. In addition to that, when we go into '14, we still have to fund for the $190 million of restructuring. And if you look at free cash flow in 2013, just to see, to put things in perspective, we also had the NHS payment that came to us as we settle with -- we settled all claims with the NHS and recast the agreements --

Mike Lawrie - Computer Sciences Corp - CEO

But long term, I think the question is -- longer term, as you look out, the business should have a higher cash free cash flow. You are exactly right.

Paul Saleh - Computer Sciences Corp - CFO

Without a doubt.

Mike Lawrie - Computer Sciences Corp - CEO

So, I look at this as we are sort of normalizing in 2014. We didn't pay bonuses for years. The good news is, we are paying bonuses because the Company is performing much better. So, you've got a one-year blip in that, but then you get onto a much more normalized basis. And it should, as we have said before, we should be generating cash much closer to the EBITDA performance of the business.

Rod Bourgeois - Sanford C. Bernstein & Co. - Analyst

Can I ask one more question on that, as we talk about normalizing cash flow -- you are in the phase 1 of cost takeout in the turnaround, but maybe toward the end of fiscal '14, you try to move more into a let's chase growth mode. Won't that require an uptick in CapEx so that -- now, we move into fiscal '15, and yes, we're exiting some of the cash restructuring charges in the higher bonus stuff, but now we've got to go for growth. Will there be a need to then increase CapEx or maybe not?

Mike Lawrie - Computer Sciences Corp - CEO

No, I think CapEx, we're getting more comfortable with, that we can get that under control. I think the number was around 5% of revenue in 2013. We sort of see that continuing going forward. There's a couple of key factors.

We have made a couple very significant announcements with some of our partners, where we are now buying the equipment, not up front and taking the capital charge, but we are paying for that equipment as we deliver the service to our clients. So, we are beginning to shift through many of our arrangements with our key partners, much more of a services orientation to that capital expenditure. That is consistent with our long-term strategy, which is to reduce the capital intensity of this business. So that will continue as we go forward. So no, as we pursue growth, I am not expecting a huge uptick in capital requirements to fund that growth.

MAY 15, 2013 / 03:00PM GMT, CSC - Q4 2013 CSC Earnings Conference Call

What we need is we need more feet on the street. We need more coverage. We need to see more of the marketplace. We need to develop broader partnerships to help us prosecute those opportunities. And, that's exactly what we're doing. The other thing is a lot of our new offerings -- so cloud, cyber, big data -- these are not nearly as capital intensive as these big infrastructure deals where we had to buy data centers and networks and all kinds of other capital expenditures associated with that business.

Rod Bourgeois - Sanford C. Bernstein & Co. - Analyst

Understood. Thanks, guys.

Mike Lawrie - Computer Sciences Corp - CEO

By the way, I think this is a positive for this business, as we go forward, less capital intensity.

Rod Bourgeois - Sanford C. Bernstein & Co. - Analyst

Absolutely.

Mike Lawrie - Computer Sciences Corp - CEO

Operator, any other questions?

Operator

Bryan Keane, Deutsche Bank.

Bryan Keane - Deutsche Bank - Analyst

At the end of the third quarter '13, we were at $400 million of cost takeout. We ended up at $900 million. So, that means the fourth quarter had $500 million of cost takeout, but I don't see it showing up in the P&L, so I'm trying to figure out where that went?

Paul Saleh - Computer Sciences Corp - CFO

Actually, let's be careful, when we say we took $900 million of cost takeout, you have to look at it on a year-over-year basis, this is not in a sequential way. And so, if you look at last year's fourth quarter, there was a big jump in our cost structure in the fourth quarter. When you look at, literally what we delivered this year on a year-over-year basis, we did deliver approximately, I said $900 million -- a little bit over $900 million in cost savings in such areas as supply chain, workforce optimization, overhead, and this contract management focus account that Mike mentioned. So, it's on a year-over-year basis, don't look at it on a sequential basis.

Bryan Keane - Deutsche Bank - Analyst

And then, the investments, I had $200 to $250 million per year, so we're talking $400 million to $500 million, now we're talking about $700 million for investments. Is that -- can you just explain the big increase?

Paul Saleh - Computer Sciences Corp - CFO

It was about $250 million a year, so it was about $500 million. For this year, as Mike mentioned, as we dig deeper and we see opportunities in such things as real estate or the workforce optimization or overhead, we have taken additional action because they were supported by the additional savings and the additional return that we can generate on those kind of investments and in right-sizing some of our businesses, particularly, as we mentioned, in Europe. So, I would say to you, we are just really in the latter phases of that "get fit", there's always going to be some reinvestments to make in the business.

We are entering this year, in particular, though, with some additional investment that we need to do in our system. This is the heaviest portion of our investment for HR, and particularly, financial systems transformation, and also there always is the -- some of the customer-committed savings and repricing that we have to deal with. But, I would say what we gave you before was $250 million -- about $250 million, now we have brought it up to $300 million for 2014.

Bryan Keane - Deutsche Bank - Analyst

Yes, but combined, it's a full $200 million then, even using the high end of your guidance?

Paul Saleh - Computer Sciences Corp - CFO

MAY 15, 2013 / 03:00PM GMT, CSC - Q4 2013 CSC Earnings Conference Call

Right, but also the savings have been realized a whole lot of come up.

Bryan Keane - Deutsche Bank - Analyst

Last question for me. What was iSOFT loss for fiscal year '13? And then, what are you expecting for iSOFT to be in fiscal year '14?

Paul Saleh - Computer Sciences Corp - CFO

It was about $70 million-some loss in 2013. We're still working on some of the revenue recognition under software accounting for iSOFT, so we'll update you some time in the first quarter in terms of our progress there.

Bryan Keane - Deutsche Bank - Analyst

Okay. Thanks.

Operator

Edward Caso, Wells Fargo.

Edward Caso - Wells Fargo Securities, LLC - Analyst

In prior quarters, you had included the restructuring charge in your guidance. This quarter, you appear to have taken it out, so I guess -- I have spoken to many investors who are struggling on what the right compare is for this quarter? Then, the next question is, you talked about further efforts in next year, in F '14 -- does your $3.30 to $3.50 guidance include further restructuring charges, as far as the P&L is concerned, and about how much per quarter?

Mike Lawrie - Computer Sciences Corp - CEO

I would say as we -- I'll let Paul give you the normalization number, but as we look forward, I think we continue to see somewhere in the neighborhood of $30 million to $40 million of restructuring on a quarterly basis, and most of that is contained within the target [of 3] that we just communicated to you. And, on the normalization, Paul --

Paul Saleh - Computer Sciences Corp - CFO

The best way to look at it and to answer that is what Mike mentioned, which was we would have taken $30 million to $40 million a quarter. What happened in the fourth quarter is we had the opportunity to accelerate some additional restructuring in the quarter. We were very successful, as we indicated, with our tax benefit -- the having a tax benefit from our tax planning. And, if you look at the chart that was called the road map on EPS from non-GAAP basis, you will see that basically the dollar and tax benefit offset the shareholder settlement and restructuring that were taken -- the additional restructuring that were taken in the quarter. But if you were to normalize things, you typically would have taken $30 million to $40 million in restructuring.

In addition to that, we had guided to -- not guided -- we had targeted a 28% tax rate for the quarter, we ended up having a, basically, a positive credit from tax. And that's why we adjusted our results, on a non-GAAP basis, to exclude those certain items because it would give you the better comparison to our $2.50 to $2.70 target we had previously given you, so you see that we delivered $2.90 on that basis. So, we were trying to normalize things by telling you that our EPS was $2.90 for the year.

Mike Lawrie - Computer Sciences Corp - CEO

You step back from all this, I think the real -- my perspective, the real focus here is, one, there was a lot more cost and expense opportunities in this business. And as we dug into that, the conclusion I made is that we really wanted to get this business on a firm footing. This is a business that really never, or at least over some period of time, really never got itself structured in a way that it could positively feel it could invest and that investment would generate incremental profitability going forward.

So the pivot, here, was there was more cost savings than we had anticipated, and we have chronicled that pretty clearly, here. And, we've decided to use some of that to go back and really correct some of the deep plumbing and other structural inefficiencies in the business so we could get the business set up to make some of the investments. I was uncomfortable, to be quite candid, trying to drive revenue growth when we didn't have a sustainable platform to drive that on. When I got here, we had an E to R here of almost 99%, so for every $1 that came in, $0.99 went out the back door. That just is not a sustainable business model.

So now, we're getting to a point where we're getting the infrastructure, we're getting a baseline, we're getting a foundation that we are developing more and more confidence in, and that's what we have communicated here, today, and that allows us to make investments, targeted in the areas that we think have the best long-term growth and profitability growth opportunities. So, that's really what's playing out here as we move forward.

MAY 15, 2013 / 03:00PM GMT, CSC - Q4 2013 CSC Earnings Conference Call

Edward Caso - Wells Fargo Securities, LLC - Analyst

Thank you. Just to be really clear here, I think earlier you said you took the restructuring charges expected in F '14 and put them in the fourth quarter, but then I think I just heard you say that you're going to continue to have $30 million to $40 million in some of your normal run rate charges as well, so is that accurate? Is the $30 million to $40 million implicit in -- is that baked into your $3.30 to $3.50?

Mike Lawrie - Computer Sciences Corp - CEO

Yes, so let me say it again. We took some of the restructuring charges from 2014 and we moved that into the fourth quarter. That's correct. And as we go forward through 2014, I expect a normal run rate of $30 to $40 million per quarter in restructuring. Now, let's just take $40 million times 4 -- I do not expect that same level in 2014 because we took some of that in the fourth quarter of 2013.

Paul Saleh - Computer Sciences Corp - CFO

And, let me add --

Mike Lawrie - Computer Sciences Corp - CEO

Hang on -- and, it is largely contained within the target range for EPS that we have just communicated.

Paul Saleh - Computer Sciences Corp - CFO

Yes, that's what I was going to say. It is in our targets.

Edward Caso - Wells Fargo Securities, LLC - Analyst

And last clarification, the tax rate assumption for FY '14, please?

Paul Saleh - Computer Sciences Corp - CFO

It is 32%.

Edward Caso - Wells Fargo Securities, LLC - Analyst

32%, thank you, very much.

Steve Virostek - Computer Sciences Corp - IR

Operator, could we have the last question, please?

Operator

David Grossman, Stifel.

David Grossman - Stifel Nicolaus - Analyst

I think most of my questions have been answered. Perhaps to close with this, maybe Mike and Paul, you could -- just looking at the elements of your plan for fiscal '14, perhaps you could share with us the elements of the plan where you're most confident, and those elements of the plan where you're least confident, as we think about the next 12 months?

Mike Lawrie - Computer Sciences Corp - CEO

I am most confident in our ability to continue to get the cost takeout that we have just talked about. And that's really the basis of our confidence in raising the target range for EPS, so we feel pretty comfortable with that.

MAY 15, 2013 / 03:00PM GMT, CSC - Q4 2013 CSC Earnings Conference Call

I think the area that I am least comfortable with would be what the real knock-on effects, here, of sequestration are in the NPS business. I do not have great insight into that. We're making an assumption, here, that things will continue to sort of stumble along in the same fashion that they have the last six months, but I don't have a clear indication of that. If you do, I would love you to share it with me.

And I would say the third area would be the continuing volatility and up-and-down nature of the business in Europe. And, it's one of the reasons that drove us to do some incremental restructuring in Europe to get that baseline more secure so that we're better prepared to handle some of that volatility. So, that's how I would break down the plan, in terms of some of the risks and the areas we're particularly confident in.

David Grossman - Stifel Nicolaus - Analyst

And just to be clear on Europe, can you provide us some indication of how both the cash flows and the margin improvement in Europe plays out over fiscal '14? And, how much visibility you have on that trend?

Mike Lawrie - Computer Sciences Corp - CEO

Yes, I don't have -- I'm not going to quote the exact numbers because we don't do that by region, but we've restructured and are continuing to restructure our business particularly in the UK, and we see us getting onto a much more profitable foundation in the UK. Our business in France continues to be profitable. That's largely a consulting business.

We have also restructured Germany to get a skill profile more consistent with the business that we see there -- things like cyber and cloud and other things are beginning to pick up in Germany. So I think, as we sort of follow through on the restructuring that we announced today around Europe, we'll begin to see some improvement across that theater, in terms of margin expansion and profitability. So it is slightly different by region, but basically, the same story across the board.

So again, I think we're trying to set this business up, get it on a very very firm foundation. The good news is there were a lot of cost savings that we could take. Thank God there was because that's allowing us to fund internally many of the investments that we need to make. And we're encouraged by that progress and the prospects for the Company to continue to expand its margins and its profitability and begin to show some growth as we get to the second half of 2014.

So with that, I thank everyone for their interest; and operator, thank you very much.

Operator

That concludes today's conference call. Thank you for your participation.

Disclaimer
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2013 Thomson Reuters. All Rights Reserved.